CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - September 2006
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,892,643.449 units) at August 31, 2006      $5,533,706,353
Additions of 2,138.300 units on September 30, 2006                 6,069,715
Redemptions of (16,844.031) units on September 30, 2006          (47,812,964)
Offering Costs                                                      (474,818)
Net Income (Loss) - September 2006                              (160,833,952)
                                                              --------------

Net Asset Value (1,877,937.718 units) at September 30, 2006   $5,330,654,334
                                                              ==============

Net Asset Value per Unit at September 30, 2006                $     2,838.57
                                                              ==============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                  $(101,163,335)
    Change in unrealized                                        (59,257,568)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                     22,834,337
    Change in unrealized                                        (12,841,914)
  Interest income                                                22,213,403
                                                              --------------

                                                               (128,215,077)
                                                              --------------

Expenses:
  Brokerage fee                                                   32,434,791
  Performance fee                                                          0
  Operating expenses                                                 184,084
                                                              --------------

                                                                  32,618,875
                                                              --------------

Net Income (Loss) - September 2006                            $ (160,833,952)
                                                              ==============
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                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on September 30, 2006                    $  2,838.57

Net Asset Value per Unit on August 31, 2006                       $  2,923.80

Unit Value Monthly Gain (Loss) %                                        (2.92)%

Fund 2006 calendar YTD Gain (Loss) %                                    (5.61)%


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Energy losses overshadow Equity gains...

The biggest losses occurred in the energy complex where crude prices fell over 11% and heating oil and unleaded gasoline both fell around 14%. The drop in prices was driven by the lack of hurricane activity, a further easing of geopolitical tensions, and adequate physical supplies amid the warmer-than-normal autumn season.

Trading in equity indices was positive as economic data (with the exception of housing-related figures) continued to show moderate growth with restrained inflation.

Gains were also recorded in currency markets, where losses on our cross rates exposures were more than offset by gains on our outright positions, despite the historically low volatilities in many of these markets. Small losses were recorded in Fixed Income as the market continued to believe that the US Fed will not raise rates again in the foreseeable future.

On a personal note, you will notice over the next couple of months that these comments will be authored by one of my colleagues. I will be away from the office for periods of time receiving treatment for an oral cancer with which I was recently diagnosed. I look forward to authoring these comments again as soon as my treatment is concluded.


Sincerely,

Bruce Cleland
President & CEO
Campbell & Company, Inc.
General Partner